Exhibit 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

Revlon Consumer Production Corporation and Subsidiaries

Computation of Ratio of Earnings to Fixed Charges

	Year Ended December 31,										Nine Months Ended September 30,
	2008		2009		2010		2011		2012		2012		2013
											(Unaudited)
	(Dollars in millions)
Income from continuing operations before income taxes	$36.9		$66.6		$88.7		$98.8		$115.6		$53.2		$64.9
Interest expense	119.7		93.0		96.7		91.1		85.3		64.1		55.5
Amortization of debt issuance costs	5.6		5.5		4.5		3.7		3.4		2.6		2.2
Portion of rental expense deemed to represent interest	5.0		5.5		5.6		5.8		5.5		4.1		4.2

Earnings before fixed charges	$167.2		$170.6		$195.5		$199.4		$209.8		$124.0		$126.8

Interest expense	$119.7		$93.0		$96.7		$91.1		$85.3		$64.1		$55.5
Amortization of debt issuance costs	5.6		5.5		4.5		3.7		3.4		2.6		2.2
Portion of rental expense deemed to represent interest	5.0		5.5		5.6		5.8		5.5		4.1		4.2

Fixed charges	$130.3		$104.0		$106.8		$100.6		$94.2		$70.8		$61.9

Ratio of earnings to fixed charges	1.3	x	1.6	x	1.8	x	2.0	x	2.2	x	1.8	x	2.0	x